ITEM 77C
                                                                       Exhibit 1


              DREYFUS INSTITUTIONAL MONEY MARKET FUND (the "Fund")

                 MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


     A Special Meeting of Shareholders of the Dreyfus Institutional Money Market Fund was held on June 29, 2006. Out of a total of 467,096,987.837 shares ("Shares") entitled to vote at the meeting, a total of 319,746,215.214 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund's outstanding Shares as follows:

                                                    Shares
                                         --------------------------------------
                                         For                 Authority Withheld
                                         --------------------------------------

To elect additional Board Members:

        Peggy C. Davis*                  319,324,653.214          241,562.000

        Joseph S. DiMartino              319,324,653.214          421,562.000

        David P. Feldman                 319,324,653.214          421,562.000

        Ehud Houminer*                   319,323,753.214          422,462.000

        Gloria Messinger*                319,271,506.214          474,709.000

        Anne Wexler*                     319,263,486.214          482,729.000


*Each will serve as an Independent Board member of the fund commencing, subject to the discretion of the Board, on or about January 1, 2007.

James F. Henry, Dr. Paul A. Marks and Dr. Martin Peretz continue as Board members of the fund after the shareholder meeting.